Exhibit 10.11

January 31, 2003

Mr. Guy King

6585 Red Bank Road

Galena, OH  43021

Dear Guy:

As you are aware AirNet Systems, Inc. (“AirNet” or the “Company”) has made the decision to eliminate your position due to reorganization as Product Vice President effective January 31, 2003.  This letter will outline the terms and conditions of the AirNet separation agreement which you are being offered.   Please read this letter carefully, as it outlines all of the agreements we have made.

Your final paycheck will be issued on Friday, February 7, 2003.  All keys, cards, documents and other company property or proprietary information must be returned to Joe Biggerstaff.  You are permitted to keep your laptop computer after examination and re-programming by our IS Department.

If you execute this letter of agreement and do not exercise your right of revocation, you will receive a lump sum check for eleven (11) months of severance pay, plus a separate check for one (1) month of salary extension, beginning no sooner than eight days after the execution of this letter agreement.  All severance will be paid in accordance with your regular base rate for regularly scheduled weekly hours and appropriate deductions i.e. health insurance, long term disability and 401k deductions will be applied.  Said lump sum payment shall be paid to Guy King on the first business day following the end of the seven day revocation period specified on page 3 of this document.

On 12/31/03 at 11:29p, you will be 100% vested in all AirNet stock options, which you currently hold.  The life of your options will then expire on 12/31/05.

If you execute this letter agreement and do not exercise your right of revocation, your group health, dental and vision insurance and long term disability will continue through 11:59 p.m., January 31, 2004. You will be offered the opportunity to elect COBRA continuation coverage for the plans that are subject to this provision and in which you are eligible to participate effective February 1, 2004.  Documentation to continue coverage will be provided through CobraServ via U.S. Mail.  This paragraph assures that Mr. King and his family will be eligible for continued health coverage under COBRA at the election and cost of Mr. King.

This severance payment represents all of the payments that will be made or which are owed to you for any reason.  It is acknowledged that this payment exceeds the normal policies and practices of AirNet in such circumstances and you have received consideration for signing this agreement.  It is further acknowledged that such sums represent any and all termination pay, back pay, wages, sick time, incentive compensation payments,  damages (liquidated or unliquidated), benefits, attorneys’ fees, costs, interest or other monies to which you may now be entitled from AirNet, and are agreed by the parties to be sufficient consideration for the signing of this Agreement.

In consideration of this agreement, you hereby release AirNet and all of its affiliated or related entities as well as past and present officers, directors, employees, representatives, and agents of AirNet and any of its affiliated or related entities from: any and all claims, demands, debts, losses, obligations, liabilities, costs, expenses, attorneys’ fees, rights of action, and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, arising prior to the date of this agreement, all of which are also referred to below as the “Released Claims.”  You understand and agree that the Released Claims include without limitation any rights or claims you may have that arise out of or are related to your employment with AirNet or the termination of that employment and any rights or claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., as amended by the Older Workers’ Benefit Protection Act, which prohibits age discrimination of employment;  Title VII of the Civil Rights Act of 1964, which prohibits discrimination based on race, color, national origin, religion or sex;  and all other federal, state, and local laws and regulations prohibiting employment discrimination or wrongful discharge from employment.  This release does not extend to rights or claims that may arise from events occurring after execution of this Agreement.

The parties acknowledge that they may hereafter discover facts different from, or in addition to, those which you know or believe to be true with respect to the Release Claims, and agree that this agreement and the releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of those facts.

You further agree that you shall not communicate, orally or in writing, generally, specifically, or by implications, to any person except for governmental or law enforcement agencies, any facts or opinions that might reflect adversely upon AirNet or any of its affiliated or related entities, or to disparage, degrade, or harm the reputation of AirNet or any of its affiliated or related agencies in the conduct of your personal or professional endeavors.  Further, AirNet or it is successor agrees that, if any inquiry is made to its Human Resources Director regarding Mr. King’s employment by AirNet or its predecessors, to any prospective employer or other entity, only as it relates to corporate policy.  Verification of employment will not be released without signed release by Mr. King.

This agreement represents a compromise of claims and shall not be construed as an admission by any party of any liability or any contention or allegation made by any other party, or a suggestion that any claims, or liabilities exist or would have any basis.

We both recognize that AirNet has disclosed confidential information to you during your employment.  This confidential information includes, but is not limited to, information relating to AirNet’s services, whether fully or partially developed, AirNet’s business plans, financial information, legal information, purchasing data, supplier data, accounting data, trade secrets, patents, or other financial information and the whole or any portion of AirNet’s marketing, sales or attendance information.  You understand and agree that you (i) will keep such information confidential at all times after the termination of your employment, (ii) will not disclose or communicate any such information to any third party, (iii) will not make use of any information on your own behalf, or on behalf of any third party, and (iv) will comply with any confidentiality agreements that you have entered into during your employment with AirNet.  Nothing in this agreement will prevent Guy King from using his knowledge gained within 27 years of the shipping business.

By executing this agreement, you further agree that for a period of one (1) year immediately following the date that this letter agreement is executed, you will not, within any geographic area in which you were assigned duties during your employment with AirNet, directly or indirectly, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, employee, trustee, lender of money or in any other relation or capacity whatsoever) any business which renders services that compete with the package delivery service provided by AirNet.  Similarly, you also agree not to, directly or indirectly, solicit or encourage any employee of AirNet to leave or terminate his/her employment with AirNet for a period of one (1) year immediately following the execution of this letter agreement for the purpose of employment of a competing business.

Finally, this Agreement provides and you acknowledge that you have been fully advised that you may:  (i) CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT; (ii) HAVE FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT; AND (iii) YOU MAY REVOKE THIS AGREEMENT AT ANY TIME BEFORE EXPIRATION OF SEVEN (7) DAYS AFTER YOU SIGN IT, THAT THE AGREEMENT IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAYS, AND THAT YOU WILL NOT BEGIN TO RECEIVE THE SEVERANCE PAYMENTS UNTIL AFTER THE SEVEN (7) DAYS HAVE EXPIRED.

Attached to this letter as Attachment A is a listing of the ages and job titles of persons who were and were not selected for termination as a result of the AirNet Systems, Inc.’s January 2003 reorganization and the offer of consideration for signing a release agreement.  By signing this letter, you acknowledge that the language of this release is clear and understandable and receipt of this Attachment A.

This agreement shall be governed by Ohio law.  It represents the entire agreement between the parties and supersedes all prior negotiations, representations, or agreements between the parties, either written or oral, on its subject matter.  This agreement may be amended only by a document designated as an amendment to agreement and executed by the parties to it.

Please review this offer carefully, with the assistance of counsel if you choose.  Please contact me with any questions you may have.

Sincerely,

/s/ Beth Filipkowski

Beth Filipkowski
Director of Human Resources

ACCEPTANCE

I have read and understood the content of this letter, and I accept the offer by AirNet Systems, Inc. and agree to the terms of agreement as contained in this letter.

/s/ Guy King	Dated: January 31, 2003
Guy King

Witnessed:

/s/ Joe Biggerstaff	Dated: January 31, 2003
Joe Biggerstaff, President & CEO

Attachment A

Not Selected

Chief Financial Officer	47
Vice President Airline Operations	43
Senior Vice President Sales	43
Vice President of Corporate Development	39
Vice President of Information Systems	46
Vice President of Sales	55

Selected

Product Vice President	50